Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 24, 2014, with respect to the consolidated financial statements, included in the Current Report of Yuma Energy, Inc. on Form 8-K/A filed on September 22, 2014.  We hereby consent to the incorporation by reference of the said report in the Registration Statement of Yuma Energy, Inc. on Form S-3 (File No. 333-192094).

/s/ Grant Thornton LLP

Houston, Texas
October 22, 2014